EXHIBIT 5.1


                   [LETTERHEAD OF MAYER BROWN ROWE & MAW LLP]



July 29, 2005                                       Mayer, Brown, Rowe & Maw LLP
                                                                   1675 Broadway
                                                   New York, New York 10019-5820

                                                         Main Tel (212) 506-2500
                                                         Main Fax (212) 262-1910
                                                          www.mayerbrownrowe.com

Peninsula Gaming, LLC
Diamond Jo, LLC
Peninsula Gaming Corp.
P.O. Box 90270
Lafayette, Louisiana 70509-0270

Ladies and Gentlemen:

         We have acted as counsel to Peninsula Gaming, LLC, a Delaware limited liability company ("PGL"), Diamond Jo, LLC, a Delaware limited liability company ("DJL"), and Peninsula Gaming Corp., a Delaware corporation ("PGC", together with PGL and DJL, the "Issuers"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed exchange of 8 3/4% Senior Secured Notes due 2012 of the Issuers (the "New Notes") for any and all issued and outstanding 8 3/4% Senior Secured Notes due 2012 of the Issuers (the "Old Notes"). The Old Notes were, and the New Notes will be, issued pursuant to an indenture (the "Indenture") dated April 16, 2004 between the Issuers and U.S. Bank National Association, as trustee. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Indenture.

         In rendering the opinions set forth below, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed necessary or appropriate. In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, (i) that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, (ii) that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) and have been executed and delivered by such parties, and (iii) that such agreements or instruments are the valid, binding and enforceable obligations of such parties (other than the Issuers and the Guarantor). As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Issuers and others.



     BRUSSELS CHARLOTTE CHICAGO COLOGNE FRANKFURT HOUSTON LONDON LOS ANGELES
              MANCHESTER NEW YORK PALO ALTO PARIS WASHINGTON, D.C.
INDEPENDENT MEXICO CITY CORRESPONDENT: JAUREGUI, NAVARRETE, NADER Y ROJAS, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.
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Mayer, Brown, Rowe & Maw LLP

July 29, 2004
Page 2



         Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

       1. Upon the due execution and authentication of the New Notes in accordance with the terms of the Indenture and delivery thereof in exchange for the Old Notes, the New Notes will constitute valid and binding obligations of the Issuers, enforceable in accordance with their terms and entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether considered in a proceeding in equity or at law.

       2. Upon the due execution and delivery thereof and the due execution and authentication of the New Notes in accordance with the terms of the Indenture and delivery thereof in exchange for the Old Notes, the Guaranty will constitute the valid and binding obligation of The Old Evangeline Downs, L.L.C. (the "Guarantor"), enforceable in accordance with its terms and entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether considered in a proceeding in equity or at law.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement. In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an Exhibit or otherwise.

         The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the internal laws of the State of New York and the relevant Federal law of the United States of America. With respect to certain matters of Louisiana law, we have relied on the opinion of McGlinchey Stafford PLLC of even date herewith. We render no opinion with respect to the law of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.
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Mayer, Brown, Rowe & Maw LLP

July 29, 2004
Page 3



         It is understood that this opinion is to be used only in connection with the exchange offer of the New Notes while the Registration Statement is in effect and may not be relied upon for any other purpose. This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers or to any investment therein.


                                                   Sincerely,


                                                   MAYER, BROWN, ROWE & MAW LLP